SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED OCTOBER 27, 2006
(TO PROSPECTUS DATED OCTOBER 26, 2006)

                                  $734,911,293
                                  (APPROXIMATE)
                                   CWALT, INC.
                                    DEPOSITOR

                          (COUNTRYWIDE HOME LOANS LOGO)
                               SPONSOR AND SELLER
                       COUNTRYWIDE HOME LOANS SERVICING LP
                                 MASTER SERVICER
                        ALTERNATIVE LOAN TRUST 2006-36T2
                                 ISSUING ENTITY
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-36T2

     This Supplement revises the Prospectus Supplement dated October 27, 2006 to the Prospectus dated October 26, 2006 with respect to the above captioned series of certificates as follows:

                     [text continues on the following page]

BEAR, STEARNS & CO. INC.                      COUNTRYWIDE SECURITIES CORPORATION


                The date of this Supplement is October 30, 2006.

1. On page S-9 of the Prospectus Supplement, the table containing the method for calculating the Pass-Through Rate, the Interest Accrual Period and the Interest Accrual Convention for each class of certificates is replaced with the following with respect to the Class 1-A-9 and Class 1-A-10 Certificates:


CLASS                           PASS-THROUGH RATE        INTEREST ACCRUAL PERIOD   INTEREST ACCRUAL CONVENTION
-----                      ---------------------------   -----------------------   ---------------------------


OFFERED
CERTIFICATES
Class 1-A-9..............        LIBOR + 0.90%(1)                   (2)                      30/360(3)
Class 1-A-10.............  28.06% -- (4.60 x LIBOR)(1)              (2)                      30/360(3)


2. On page S-85 of the Prospectus Supplement, the table containing the Initial Pass-Through Rate, Maximum/Minimum Pass-Through Rate and Formula for Calculation of Class Pass-Through Rate for each class of LIBOR Certificates is replaced with the following with respect to the Class 1-A-9 and Class 1-A-10 Certificates:


                                       INITIAL         MAXIMUM/MINIMUM    FORMULA FOR CALCULATION OF CLASS
CLASS                             PASS-THROUGH RATE   PASS-THROUGH RATE           PASS-THROUGH RATE
-----                             -----------------   -----------------   --------------------------------


Class 1-A-9.....................        6.220%           7.00%/0.90%                LIBOR + 0.90%
Class 1-A-10....................        3.588%           28.06%/0.00%         28.06% -- (4.60 x LIBOR)


3. The sensitivity table for the Class 1-A-10 Certificates on page S-114 of the Prospectus Supplement is replaced with the following:

      SENSITIVITY OF THE CLASS 1-A-10 CERTIFICATES TO PREPAYMENTS AND LIBOR
                           (PRE-TAX YIELD TO MATURITY)


                                           PERCENTAGE OF THE PREPAYMENT ASSUMPTION
                                         ------------------------------------------
LIBOR                                      0%       50%     100%     150%     200%
-----                                    ------   ------   ------   ------   ------


4.32%..................................   11.4%    11.6%    14.4%    56.1%    93.9%
4.82%..................................    8.3%     8.6%    11.4%    53.1%    90.8%
5.32%..................................    5.4%     5.7%     8.4%    50.1%    87.8%
5.82%..................................    2.5%     2.9%     5.5%    47.1%    84.7%
6.10% and above........................    1.0%     1.4%     3.9%    45.5%    83.0%